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                                                                    Exhibit 10.3

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                            NORTHWESTERN CORPORATION

                                  COMPREHENSIVE
                              EMPLOYMENT AGREEMENT
                                       AND
                              EQUITY PARTICIPATION
                                  PROGRAM FOR

                                DANIEL K. NEWELL






                                  MARCH 1, 2001
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                                    AGREEMENT
                                    ---------

         This COMPREHENSIVE EMPLOYMENT AGREEMENT AND EQUITY PARTICIPATION PROGRAM ("Agreement"), dated as of March 1, 2001, is entered into by and between Daniel K. Newell, an individual ("EXECUTIVE"), and NorthWestern Corporation ("NorthWestern") and supersedes any prior Employment Agreement between Executive and NorthWestern.

AGREEMENT:

   1.    EMPLOYMENT BY NORTHWESTERN AND DURATION.

         a. FULL TIME AND BEST EFFORTS. Subject to the terms set forth herein, NorthWestern agrees to employ Executive to provide management services for NorthWestern as Senior Vice President and as Managing Director and Chief Executive Officer of NorthWestern Growth Corporation, and Executive hereby accepts such employment. During the term of his employment with NorthWestern, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder, except for vacation periods as set forth herein and reasonable absences due to injury, illness as permitted by NorthWestern's general policies. Executive may participate in the affairs of any governmental, educational or other charitable institution, engage in professional speaking and writing activities and serve as a member of the board of directors of civic, private or publicly held corporations or entities, so long as NorthWestern's Chief Executive Officer, in good faith, does not determine that such activities unreasonably interfere with Executive's obligations under this Agreement, and Executive shall be entitled to retain all fees,


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royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement.

         b. DUTIES. Executive shall serve as Senior Vice President for NorthWestern and as Managing Director and Chief Executive Officer of NorthWestern Growth Corporation for NorthWestern and shall perform such duties as are customarily associated with his current title, consistent with the By-Laws of NorthWestern and as required by NorthWestern's Board of Directors (the "Board").

         c. NORTHWESTERN POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of NorthWestern, except that when the terms of this Agreement differ from or are in conflict with NorthWestern's general employment policies or practices, this Agreement shall control.

         d. DURATION. The term of employment hereunder shall commence March 1, 2001, and end on February 28, 2005, and, subject to the termination provisions hereinafter contained, such termination date shall be automatically extended for an additional period of one (1) year on each March 1st, unless either NorthWestern or Executive notifies the other party of the intent not to extend such termination date, such notice to be given in writing not less than ninety
(90) days prior to the automatic renewal date.

         e. LOCATIONS OF PERFORMANCE. Executive shall perform his principal services for NorthWestern in the vicinity of Sioux Falls, South Dakota. The parties acknowledge, however, that Executive will be required to undertake reasonable travel to NorthWestern's market areas in connection with the performance of his duties hereunder.

   2.    COMPENSATION AND BENEFITS.

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         a. SALARY. Executive shall receive, for services to be rendered hereunder, annual base compensation included in Schedule A hereto.

         b. BONUS. Executive shall receive such discretionary bonuses, if any, as the Board in its sole discretion and from time to time may deem appropriate.

         c. SHORT-TERM INCENTIVE PLANS. Executive shall be eligible to participate in the Short-Term Incentive Plans on the terms and conditions set forth in Schedule B attached hereto.

         d. LONG-TERM EQUITY PLANS. Executive shall be eligible to participate in the Long-Term Equity Plans for NorthWestern on the terms and conditions set forth in Schedule C attached hereto.

         e. PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in the plans and programs as set forth in Schedule D attached hereto, or those established by NorthWestern hereafter as a substitute for or alternative to one or more Schedule D plans so long as any such plan provides Executive (and covered family members or dependants) with substantially equivalent benefits in all material respects (hereinafter, "Equivalent Coverage") (all such pensions, plans or programs, including without limitation, any pension, retirement benefit, supplemental pension, supplemental income plan, whether qualified, non-qualified, or whether fully, partially or unfunded, shall be collectively referred to herein as "Benefit Plans"). Executive shall be eligible to participate in only one, not both, of the plans in question. NorthWestern may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate, and Executive shall be entitled to participate in such additional senior management benefit programs on the same basis as other senior executives of NorthWestern.



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         f. CHANGE IN CONTROL. Executive shall be entitled to certain special rights under the Change in Control and Major Transaction provisions as set forth in paragraph 7 of this Agreement.

         g. WITHHOLDING. All payments and benefits under this paragraph 2 for which withholding is required under applicable law will be made subject to the required withholding.

         h. HOLD HARMLESS. NorthWestern shall hold Executive harmless against any and all losses that he may directly or indirectly incur as a result of (I) any third party claims brought against Executive (other than by any taxing authority) with respect to NorthWestern's performance of, or (II) NorthWestern's failure to perform any commitment made to Executive, in this paragraph 2.

         3. REASONABLE BUSINESS EXPENSES AND SUPPORT.

         Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder.

         4. TERMINATION OF EMPLOYMENT.

         The date on which Executive's employment by NorthWestern ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

         a. TERMINATION WITHOUT CAUSE.

                  i. TERMINATION PAYMENT. Upon notice to Executive, NorthWestern's Board may terminate Executive's employment with NorthWestern at will at any time for any reason and without "Cause," as defined below. In the event Executive's employment is terminated by NorthWestern without Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, and NorthWestern shall pay to Executive within 90 days of the Termination Date a lump sum, in cash, equal to the sum of:



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         (1) the "Term Factor" multiplied by the sum of (i) Executive's annual base salary in effect as of the Termination Date, (ii) the higher of the most recent annual bonuses and incentive compensation provided under paragraphs 2.b. and 2.c. and the average of the annual bonuses and incentive compensation provided to Executive under any annual incentive compensation programs, including those under paragraph 2.b. and 2.c. with respect to the three calendar years preceding the calendar year containing the Termination Date, all as if fully vested, and (iii) an amount equal to the higher of the fair market value, determined as provided herein, of the sum of the most recent annual stock option grants and the other long-term incentive awards provided paragraph 2.d. and the average of the fair market value of the annual stock option grants provided under paragraph 2.d. with respect to the three calendar years preceding the calendar year containing the Termination Date (in each case, subject to paragraph (3) below, fair market value shall be determined in a manner consistent with past practice of the Board's Nominating and Compensation Committee), all as if fully vested; PLUS

         (2) an amount equal to the sum of: (i) the "Term Factor" multiplied by the higher of the fair market value of the most recent acquisition return and improved return private equity interests provided under paragraph 2.d. and the average of the fair market value of the acquisition return and improved return private equity interests provided under paragraph 2.d. with respect to the three calendar years preceding the calendar year containing the Termination Date (including for purposes of this calculation amounts allocated to Executive in respect of annual acquisition returns, annual appreciation from improved returns or similar items under any private equity investment partnership, limited liability company or other entity that has invested in NorthWestern or any of its affiliates (collectively, a "Private Equity Entity")), all as if fully vested; (ii) an amount equal to the fair market value of all long term private equity interests provided under


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paragraph 2.d. (without duplication for long-term private equity interests held by Executive in any Private Equity Entity) all as if fully vested; and (iii) the value of Executive's interest in all Benefit Plans under paragraph 2.e. as if fully vested (and giving effect to the provisions of paragraph 4.f.), payable in a lump sum (subject to Executive's right to elect a deferral) as set forth in paragraph 4.g. (without duplication of the value of Executive's interest in any such plans for which Executive retains his contractual rights to future benefits in lieu of a current or deferred lump sum payment). Payments will be made directly from the Benefit Plans only to the extent allowed for by law and provided for by such Benefit Plans.

         (3) for purposes of the foregoing calculations: (i) the "Term Factor" shall equal the number of full and partial years (prorated to the nearest month) in the remaining term of this Agreement as specified in paragraph 1.d. plus one year; (ii) the determination of fair market value of any interest or amount shall be determined in each case, without a discount for minority interest, lack of liquidity or other factor by a nationally recognized investment banking firm reasonably acceptable to NorthWestern and Executive at the cost of NorthWestern,
(iii) the most recent annual amount or the average amount of any item calculated, as the case may be, shall include the amounts payable in respect of, or the fair market value of the private equity interests created with respect to, the acquisitions and investments made in the current year, assuming the immediate and full vesting thereof, if the inclusion of such amounts or fair market value would result in a higher payment, or, at Executive's option, any stock options may continue to be held by Executive; and (iv) any amounts payable under sub-paragraph (2) above shall be grossed-up to such higher amount that results in the net amount retained by Executive being equivalent to the amount that Executive would have retained had such payments


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been subject to the then applicable income tax rate on long-term capital gains
(an example of the method of calculation of these amounts is set forth on Schedule E).

                  ii. FUNDAMENTAL CHANGES. In the event of the occurrence of a fundamental change as defined herein below, Executive may terminate his employment at any time after providing NorthWestern with both notice of the conduct Executive alleges to be a fundamental change and with a reasonable period of time not to exceed thirty (30) days during which NorthWestern may cure such fundamental change. "Fundamental Change" shall be defined as any of the following:

         (a) Diminution in Executive's duties, authority, or responsibilities, or a reduction in compensation and/or benefits as provided or a significant adverse change in the nature of Executive's reporting responsibilities (including, without limitation, a change in reporting that would indicate a diminution in Executive's duties, authority and responsibilities);

         (b) NorthWestern moves Executive's primary office more than thirty (30) miles from its location on the Effective Date or requires Executive to travel for business to an extent materially greater than Executive's customary travel obligations, in each case without Executive's consent;

         (c) A Change in Control or Major Transaction has occurred; or

         (d) A material breach of this Agreement by NorthWestern.

         Executive's right to terminate Executive's employment due to a Fundamental Change shall not be affected by Executive's incapacity due to physical or mental illness, and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any Fundamental Change. A termination by Executive in the event of a Fundamental Change shall be treated as a NorthWestern


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termination without Cause, and Executive shall be entitled to the termination payments as provided in paragraph 4.a.i. of this Agreement.

         b. TERMINATION FOR CAUSE.

                  i. TERMINATION PAYMENTS. NorthWestern's Board may terminate Executive's employment with NorthWestern at any time for "Cause" as defined below, upon notice to Executive in the manner set forth below in paragraph 4.b.ii. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. Executive shall also receive any vested compensation benefits or incentives as provided under the benefit programs provided pursuant paragraphs 2.c., 2.d. and 2.e. hereof, including NorthWestern Stock Options and in Private Equities in which Executive has an interest, as included in Schedules B and C, based on the fair market value of the interest as determined under the provisions of paragraph 4.a.i.(3). In addition, Executive's interest in all vested Benefit Plans under paragraph 2.e. shall be payable in either a lump sum or deferral pursuant to paragraph 4.g. NorthWestern shall pay all amounts due under this paragraph 4.b.i. within 90 days of the Termination Date and shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

                  ii. DEFINITION OF CAUSE. For purposes of this Agreement, the termination of Executive's employment shall be deemed to have been for "Cause" only if termination of his employment shall have been the result of: (i) the willful engaging by Executive in dishonest or fraudulent conduct intended to result, directly or indirectly, in demonstrable and material financial or economic harm to NorthWestern, (ii) gross negligence by Executive in the performance of Executive's duties with NorthWestern, or (iii) intentional or grossly negligent failure, on a repeated basis, to adhere in material


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respects to the terms and provisions of the NorthWestern Policies in such a way as to have an adverse impact on NorthWestern's reputation. Notwithstanding the foregoing, for purposes hereof (A) Executive shall not be deemed to have been terminated for Cause under either clause (i) or (ii) above unless and until (1) there shall have been delivered to Executive a notice of termination and a certified copy of a resolution of the Board duly adopted by not less than three-quarters (3/4) of the entire membership of the Board (other than Executive if he is a member of the Board at the time) at a meeting called and held for that purpose and at which Executive, together with Executive's counsel, was given the opportunity to be heard, finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above based on reasonable evidence, specifying the particulars thereof in detail, and (2) Executive has failed to cure, within thirty (30) days of the Board's determination, any conduct reasonably capable of being cured, and (B) no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of NorthWestern.

         c. VOLUNTARY TERMINATION PRIOR TO A FUNDAMENTAL CHANGE. Executive may terminate his employment with NorthWestern at any time prior to the occurrence of a Fundamental Change upon written notice to NorthWestern in the manner set forth in paragraph 4.b.ii. In the event of such termination of employment by Executive, he shall be entitled to the termination payments as provided in paragraph 4.b.i.

         d. TERMINATION UPON DISABILITY. NorthWestern may terminate Executive's employment in the event Executive suffers a disability ("Disability") that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for nine (9) months within any twelve (12) month period


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and within thirty (30) days after written notice of termination is thereafter given by NorthWestern Executive shall not have returned to substantially full-time performance of Executive's duties. Commencing on the Termination Date, which in this event shall be the date upon which notice of termination is given, NorthWestern shall pay Executive within 90 days of the Termination Date an amount that is equal to all compensation, incentive and private equity programs and other benefit programs of Executive under paragraph 2 of this Agreement for a period equal to the Term Factor calculated in the same fashion as the calculation of termination benefits provided under paragraph 4.a.i. (an example of the method of calculation of these amounts is set forth on Schedule E).

         e. TERMINATION UPON DEATH. If Executive dies prior to the expiration of the term of this Agreement, NorthWestern shall pay Executive's representative within 90 days of the Termination Date an amount that is equal to the termination benefits payable to Executive as provided under paragraph 4.d. (an example of the method of calculation of these amounts is set forth on Schedule
E).

         f. BENEFITS UPON TERMINATION.

                  i. EXTENSION OF BENEFITS. Upon the termination of this Agreement, (except in the event of a termination for Cause described in paragraph 4.b.), all benefits provided under paragraph 2.e. hereof shall be extended, to the extent permitted by NorthWestern's insurance policies and benefit plans, for, in the case of a termination under paragraph 4.a., 4.d. or 4.e., a period equal to the Term Factor. If NorthWestern is unable to continue Executive's benefits (including covered family members and dependants) for the Term Factor as required, NorthWestern will promptly purchase Equivalent Coverage and will reimburse Executive for any Federal or state income tax liabilities associated with the benefits received under such Equivalent Coverage. In each such case, for purposes of determining the amount of benefit payable to Executive


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under any such plan, Executive shall be given credit for additional years of service equal to the Term Factor at the compensation level in effect immediately prior to the Termination Date. If Executive would have become entitled to benefits under NorthWestern's post-retirement health care or life insurance plans had his employment terminated at any time during the Term Factor following the Termination Date, NorthWestern shall pay such benefits to Executive commencing on the later of (a) the date that such coverage would have first become available and (b) the date the benefits described above in this paragraph terminate.

         ii. Additional Benefit Plan Credits.

         (A) In addition to the retirement benefits to which Executive is entitled under each Benefit Plan that is a defined benefit plan or any successor plan thereto, NorthWestern shall pay Executive a lump sum amount, in cash, equal to the excess of (x) the actuarial equivalent of any applicable retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age or any earlier date, but in no event earlier than the expiration of the Term Factor following the Termination Date, whichever annuity the actuarial equivalent of which is greatest) which Executive would have accrued under the terms of each such Benefit Plan, determined as if Executive were fully vested thereunder and had accumulated (after the Termination Date) additional years of service thereunder equal to the Term Factor and had been credited under each such Benefit Plan during such period with Executive's compensation during the twelve
(12) months immediately preceding the Termination Date, over (y) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age or any earlier date, but in no event earlier than the Termination Date,


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whichever annuity the actuarial equivalent is greatest) which Executive had accrued pursuant to the provisions of each such Benefit Plan as of the Termination Date. For purposes hereof, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under each of the Benefit Plans, as applicable, immediately prior to the Termination Date (without regard to any amendment of such methods and assumptions made subsequent thereto, which amendment would result in a reduction in payments hereunder. To the extent additional actuarial assumptions are required for the purpose of calculating benefits under this paragraph, such assumptions shall be as reasonably agreed by the parties.

         (B) In addition to the retirement benefits to which Executive is entitled under each Benefit Plan that is a defined contribution plan or any successor plan thereto, NorthWestern shall pay Executive a lump sum amount, in cash, equal to the excess of (x) any account balance (assuming employer contributions and investment returns continue at the rate in effect on the Termination Date) which would have been credited to Executive under the Benefit Plan, determined as if Executive were fully vested thereunder and had accumulated (after the Termination Date) additional years of service thereunder equal to the Term Factor and had been credited under each such Benefit Plan during such period with Executive's compensation during the twelve (12) months immediately preceding the Termination Date, over (y) the account balance credited to Executive under the Benefit Plan as of the Termination Date.

         (C) In addition to the retirement benefits to which Executive is entitled under each Benefit Plan that is not a defined benefit plan or a defined contribution plan (whether funded by insurance or otherwise), NorthWestern shall pay Executive a lump sum amount, in cash, equal to the excess of (x) the retirement benefit (assuming employer contributions and investment returns continue at the rate in effect on the


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Termination Date) Executive would have received under the Benefit Plan, determined as if Executive were fully vested thereunder and had accumulated (after the Termination Date) additional years of service thereunder equal to the Term Factor and had been credited under each such Benefit Plan during such period with Executive's compensation during the twelve (12) months immediately preceding the Termination Date, over (y) the retirement benefit Executive is entitled to received under the Benefit Plan as of the Termination Date. To the extent additional actuarial assumptions are required for the purpose of calculating benefits under this paragraph, such assumptions shall be as reasonably agreed to by the parties.

         iii. VESTING OF STOCK OPTIONS. Any outstanding options to purchase the capital stock of NorthWestern held by Executive on the Termination Date shall immediately become fully vested without change to the remaining term for the exercise of such options, and all restrictions on any private equity awards shall lapse.

         g. LUMP SUM OR DEFERRAL OPTIONS. In lieu of any compensation, benefit or other payment of any kind to be made to Executive under this Agreement (including without limitation any payment payable as a result of a Change in Control or Major Transaction) that by its respective terms or pursuant to the provisions of this Agreement would be payable for a period subsequent to the Termination Date, Executive may elect, by delivery of written notice to NorthWestern not more than ninety (90) days following the Termination Date, to cause NorthWestern to pay to Executive a lump sum payment, in cash, equal to the Present Value of all or a portion of the total amounts that would otherwise be payable to Executive in respect of such compensation or benefit over time. Present Value shall be determined using a discount rate equal to the most recently published yield for ten (10) year United States Treasury Bonds (as quoted by the Wall Street Journal). In the event that Executive makes such lump sum election, the


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Present Value shall be distributed to Executive within thirty (30) days of the date NorthWestern receives such written notice from Executive. Executive may also, by delivery of written notice to NorthWestern at least ninety (90) days before any otherwise scheduled payment date, elect to defer all or any portion of any payment to be made by NorthWestern to Executive under the terms of this Agreement. Deferred amounts shall be credited with an investment return equal to the prime rate of interest (as quoted by The Wall Street Journal), adjusted quarterly, shall be distributed to Executive or his designated beneficiary in accordance with a Distribution Election Form, in a form provided by NorthWestern, and in the absence of a valid distribution election, shall be distributed to Executive in equal monthly installments over five (5) years beginning thirty (30) days after the Termination Date. In the event that Executive makes any such deferral election, NorthWestern shall deposit the amount deferred and earnings thereon into a grantor trust (the "Trust") having terms consistent with Revenue Procedure 92-64, and provide the trustee with a written direction (i) to hold said amount and any investment return thereon in a segregated account for the benefit of Executive and (ii) to pay the deferred amounts and earnings thereon to Executive in accordance with Executive's valid Distribution Election Form and in the absence thereof in accordance with the terms of this paragraph. Not later than three (3) business days after a Change in Control, within the meaning of paragraph 7.m.(C), NorthWestern shall deposit in the Trust an amount that NorthWestern reasonably projects to be sufficient to fund the payment of all benefits that are or may become payable to Executive pursuant to this Agreement.

         h. SUBSEQUENT CHANGES. Reference herein to the terms or provisions of any compensation, bonus, incentive, private equity, benefit or other arrangement, plan or program in which Executive is participating under this Agreement shall be without


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regard to any proposed amendment, modification or termination to such arrangement, plan or program made subsequent to the Termination Date which would adversely affect Executive's rights thereunder, and the obligations of NorthWestern hereunder with respect to such arrangement, plan or program shall continue as to Executive (and covered family members and dependants) in full force and effect. In all such cases, if NorthWestern is unable to continue Executive's benefits (including covered family members and dependants) as required, NorthWestern will promptly purchase Equivalent Coverage.

         5. PROPRIETARY INFORMATION OBLIGATIONS. During the duration of employment under this Agreement, Executive will have access to and become acquainted with confidential and proprietary information of NorthWestern and its affiliates, including but not limited to information or plans regarding customer relationships, personnel, sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications (collectively, except to the extent it was already known from other sources, or is or becomes general knowledge, in each case without known violation of any confidentiality obligation, "Proprietary Information"). Executive shall not disclose any of the Proprietary Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with NorthWestern or as authorized in writing by NorthWestern or pursuant to order of any court, legislature or government agency. All files, records, documents, computer-recorded information, drawings, specifications, intellectual property, equipment and similar items relating to the business of NorthWestern, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of NorthWestern, respectively, and shall not be removed under any circumstances


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whatsoever without the prior written consent of NorthWestern, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to NorthWestern upon any termination of his employment and no copies thereof shall be kept by Executive; provided, however, that Executive shall be entitled to retain documents that were personally owned or that reflect personal notes that do not contain Proprietary Information. Executive shall disclose promptly to NorthWestern any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are related to the business or activities of NorthWestern, and which Executive conceives as a result of or in connection with his employment with NorthWestern. Executive hereby assigns and agrees to assign all his interests therein to NorthWestern or its nominee. Whenever requested to do so by NorthWestern, Executive shall execute any and all applications, assignments or other instruments that NorthWestern shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect NorthWestern's interest therein.

         6. COVENANT NOT TO COMPETE AND NON-SOLICITATION.

         a. During the term of Executive's employment with NorthWestern and for a period of two years thereafter (provided NorthWestern has complied with each of its obligations under this Agreement and Executive has been fully compensated pursuant to all provisions of this Agreement, including those related to compensation and incentive programs, equity interests, and Benefit Plans), Executive will not in any manner, directly or indirectly:



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               i. manage, be employed by, operate, join, control or participate in the business of any individual, firm, corporation, institution or company engaged in the Same or Similar Activities (as defined below) carried on by NorthWestern or its affiliates or any of their predecessors in its market areas; or

               ii. own or have any ownership interest exceeding 10% in any privately-held corporation, firm, institution or company, or exceeding 5% of the publicly-traded securities of any public corporation, firm, institution or company engaged in the Same or Similar Activities carried on by NorthWestern or its affiliates or any of their predecessors in its market areas.

         For purposes of this Agreement, Same or Similar Activities shall mean, to the extent such activities are then being conducted by NorthWestern or its affiliates in its market areas, the operation of electric, natural gas and propane distribution; steel fabrication; energy distribution services; heating, ventilation, air conditioning, plumbing and related services; and integrated communication and data services to small and medium sized businesses.

         b. During the term of Executive's employment with NorthWestern and for a period of two years thereafter, Executive will not in any manner, directly or indirectly, cause, persuade, solicit, induce or attempt to do any of the foregoing in order to;

               i. cause any person, business or entity which is a supplier or customer of NorthWestern or its affiliates at any time during the term of his employment to terminate any written or oral agreement or understanding with NorthWestern or its affiliates; or

               ii. cause any person employed by NorthWestern or its affiliates at any time during the term of his employment to terminate their employment with NorthWestern or its affiliates to terminate their employment in order to work for any individual, firm,


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corporation, institution or company engaged in the Same or Similar Activities carried on by NorthWestern or its affiliates in the United States.

         c. If any provision contained in this paragraph 6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this paragraph 6, rather this paragraph 6 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a duration of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provisions shall not be construed to be null, void or of no effect, but, to the extent such provision would be valid or enforceable under applicable law if limited in scope or duration, a court of competent jurisdiction shall construe and interpret or reform this paragraph 6 to provide for a covenant consistent with the original intent of the parties that is reasonable in scope as to geographic area, time period and other provisions (not greater than those contained herein) which shall be valid and enforceable under such applicable law.

         d. Executive acknowledges that NorthWestern and its affiliates have a legitimate interest which the provisions of this paragraph 6 are reasonably necessary to protect, that the restrictions on competition contained in this paragraph 6 are reasonable and that the consideration set forth in this Agreement is sufficient for purposes of this paragraph 6.

         e. Executive acknowledges that NorthWestern would be irreparably harmed by any breach of this paragraph 6 and that there would be no adequate remedy at law or in damages to compensate NorthWestern for any such breach. Accordingly, NorthWestern will be entitled, in addition to any other rights or remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Executive from doing or continuing to do any such act or any other violations or threatened violations of paragraph 6.

         7. CHANGE IN CONTROL OR MAJOR TRANSACTION

         a. Executive's employment under this Agreement may be terminated by Executive for Good Reason (as defined herein) on written notice to NorthWestern. NorthWestern agrees, under the conditions described herein, to pay Executive the compensation and the "Severance Payments" described in this paragraph 7 and the other payments and benefits described herein in the event Executive's employment with NorthWestern is terminated by NorthWestern without Cause or by Executive for Good Reason (determined by treating a Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason) following a Change in Control or a Major Transaction and during the term of this Agreement. Executive may elect to give written notice and terminate his employment within thirty (30) days after the occurrence of a Change in Control or Major Transaction, and such termination shall be deemed a termination for Good Reason. Unless Executive gives such written notice to NorthWestern and terminates employment within thirty (30) days after the occurrence of a Change in Control or Major Transaction, no amount or benefit shall be payable under this paragraph 7 unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of Executive's employment by NorthWestern without Cause or by Executive for Good Reason following a Change in Control or a Major Transaction.

         b. In the event of a Potential Change in Control or a Potential Major Transaction during the term of this Agreement, Executive agrees to remain in the employ of NorthWestern until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control or Potential Major Transaction, (ii) the date of a Change in Control or a Major Transaction, (iii) the date of termination by Executive of Executive's employment for Good Reason (determined by treating the Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason), or by reason of death or Disability or Retirement, or (iv) the termination by NorthWestern of Executive's employment.

         c. If Executive's employment with NorthWestern shall be terminated without Cause or by Executive for Good Reason (determined by treating a Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason) following a Change in Control or a Major Transaction and during the term of this Agreement, Executive shall be entitled to receive from NorthWestern (or its successor) the termination payments described in paragraphs 4.a. and 4.f, and subject to Executive's additional rights under paragraphs 4.g. and 4.h.

         d. Tax Treatment

                  i. In the event that any payment or benefit received or to be received by Executive in connection with a Change in Control or Major Transaction or the termination of Executive's employment (all such payments and benefits being hereinafter called "Total Payments") will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of this paragraph 7.d., NorthWestern shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 7.d., shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  ii. In the event that, after giving effect to any redeterminations described in paragraph 7.d.iv. below, a reduction in the Severance Payments, to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 28OG of the Code in such other plan, arrangement or agreement), would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which Executive would be subject in respect of such Total Payments), then paragraph 7.d.i. shall not apply, and the Severance Payments shall be so reduced.

                  iii. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(a) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, unless in the opinion of tax counsel selected by NorthWestern's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 28OG(b)(4)(A) of the Code, (b) all

"excess parachute payments" within the meaning of section 28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of Tax Counsel such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by NorthWestern's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. Prior to the payment date for any payment subject to the provisions of paragraph 7.d., NorthWestern shall provide Executive with its calculation of the amounts referred to here and such supporting materials as are reasonably necessary for Executive to evaluate NorthWestern's calculations. If Executive disputes NorthWestern's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

                  iv. In the event that (a) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment and (b) after giving effect to such redetermination, the Severance Payments are not reduced pursuant to paragraph 7.d., Executive shall repay to NorthWestern, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that (x) the Excise

Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Payments are not reduced pursuant to paragraph 7.d., NorthWestern shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         e. Severance Payments provided for in this paragraph 7 shall be made not later than the fifth day following the Termination Date, provided, however, that if the amounts of such payments, and the limitation on such payments set forth in paragraph 7.d. hereof, cannot be finally determined on or before such day, NorthWestern shall pay to Executive on such day an estimate, as determined in good faith by NorthWestern with the consent of Executive, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Termination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by NorthWestern to Executive, payable on the fifth (5th) business day after demand by NorthWestern (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

         f. NorthWestern also shall pay to Executive all legal and accounting fees and expenses incurred by Executive in disputing in good faith the application of paragraph 7 to any termination of his employment, in seeking in good faith to dispute any valuation conducted or payment made with respect to such termination, to obtain or enforce any benefit or right provided by this Agreement with respect to such termination or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five
(5) business days after delivery of Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as NorthWestern reasonably may require.

         g. After a Change in Control or a Major Transaction (or the deemed occurrence of such event pursuant to the provisions of this Agreement) and during the term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this paragraph. "Notice of Termination" shall mean a notice, delivered in accordance with paragraph 10.a., which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause shall comply with the provisions of paragraph 4.b.ii.

         h. "Termination Date", with respect to any purported termination of Executive's employment after a Change in Control or a Major Transaction (or the deemed occurrence of such event pursuant to the provisions of this Agreement) and during the term of this Agreement, shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the substantially full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination

(which, in the case of a termination by NorthWestern, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         i. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Termination Date (as determined without regard to this paragraph 7.i.), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final and binding arbitration as set forth in this Agreement; provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

         j. If a purported termination occurs following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and during the term of this Agreement, and such termination is disputed in accordance with this paragraph, NorthWestern shall pay Executive the full compensation in effect and continue Executive on an equivalent basis as a participant in all Benefit Plans (including, but not limited to, compensation, incentive, private equity and benefits under paragraph 2 hereof) in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this paragraph are in addition to all other amounts otherwise payable under this Agreement for termination following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and shall not be offset against or reduce any other amounts due under this

Agreement. NorthWestern agrees that it shall not assert any breach or alleged breach by Executive of any provision of this Agreement or any other agreement between NorthWestern and Executive as a defense or off-set to NorthWestern's obligation to make any payment under this Agreement, but shall be required to assert any such action it chooses to pursue in one or more separate proceedings.

         k. NorthWestern agrees that, if Executive's employment with NorthWestern terminates during the term of this Agreement, following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event), Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by NorthWestern pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to NorthWestern, or otherwise.

         l. In addition to any obligations imposed by law upon any successor to NorthWestern, NorthWestern will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NorthWestern to expressly assume and agree in writing to perform the responsibilities of NorthWestern under this Agreement in the same manner and to the same extent that NorthWestern would be required to perform it if no such succession had taken place. Failure of NorthWestern to obtain such assumption and agreement on terms reasonable acceptable to Executive and deliver same to Executive prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from NorthWestern in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate

Executive's employment for Good Reason after a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event), except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

         m. Definitions. Terms not otherwise defined in this Agreement shall have the meanings indicated below:

                  (A) "Base Amount" shall have the meaning defined in section 28OG(b)(3) of the Code.

                  (B) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended ("Exchange Act") (except that a Person shall be deemed the beneficial owner of all securities which such Person may have the right to acquire, whether or not such right is presently exercisable or is subject to a contingency).

                  (C) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) any Person is or becomes the Beneficial Owner,
                  directly or indirectly, of securities of NorthWestern (not including in the securities beneficially owned by such Person any securities acquired directly from NorthWestern or its affiliates) representing 20% or more of the combined voting power of NorthWestern's then outstanding securities;

                           (II) there occurs within any 12-month period any
                  change in the directors of NorthWestern such that the members of the Board prior to such change do not constitute a majority of the directors after giving effect to all changes during such 12-month period, unless the election, or the nomination for election by NorthWestern's stockholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or

                           (III) the occurrence of any other event that would be
                  required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

                  (D) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (E) "Excise Tax" shall mean any excise tax imposed under
         section 4999 of the Code.

                  (F) "Good Reason" for termination by Executive of Executive's employment shall mean the occurrence (without Executive's express written consent) of any one of the following acts by NorthWestern, or failures by NorthWestern to act, unless, in the case of any act or failure to act described in paragraph (III) or (IV) below, such act or failure to act is corrected prior to the Termination Date specified in the Notice of Termination given in respect thereof:

                           (I) the occurrence of any of the events set forth in
                  paragraph 4.a.ii.(a) or (b) hereof;

                           (II) the failure by NorthWestern to make any payment
                  to Executive within seven (7) days of the date such payment is due or the breach by NorthWestern of any other material provision of this Agreement;

                           (III) the failure by NorthWestern to continue in
                  effect any compensation plan, private equity plan, arrangement or benefit in which Executive participates under this Agreement immediately prior to the Change in Control or the Major Transaction (or deemed occurrence of such event), unless an equitable arrangement satisfactory to Executive (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by NorthWestern to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not substantially less favorable, including but not limited to the nature, amount, vesting and duration of benefits provided and the level of Executive's participation relative to other participants, as existed at the time of the Change in Control or Major Transaction (or deemed occurrence of such event); or

                           (IV) the failure by NorthWestern to continue to
                  provide Executive (and any covered family member or dependants) with benefits substantially similar in all material respects to those which Executive is receiving immediately prior to the Change in Control or Major Transaction (or deemed occurrence of such event), including, without limitation the benefit plans and arrangements set forth on Schedule D of this Agreement; the taking of any action by NorthWestern which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control or Major Transaction (or deemed occurrence of such event), or the failure by NorthWestern to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with NorthWestern in accordance with NorthWestern's normal vacation policy in effect at the time of the Change in Control or Major Transaction (or deemed occurrence of such event).

         Executive's employment shall be deemed to have been terminated by Executive for Good Reason following a Change in Control or a Major Transaction if: (i) Executive's employment is terminated by NorthWestern prior to a Change in Control or a Major Transaction without Cause at the direction of a Person who has entered into an agreement, arrangement or understanding with NorthWestern or another Person the consummation of which would constitute (or which is contingent upon or entered into in connection with) a Change in Control or a Major Transaction, (ii) Executive terminates his employment for Good Reason prior to a Change in Control or a Major Transaction (determined by treating a Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of the Person(s) referred to in clause (i), or (iii) Executive's employment is terminated without Cause or for a Fundamental Change (as defined in this Agreement) that follows or is followed within six months by a Change in Control or Major Transaction (or Potential Change in Control or Potential Major Transaction). Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (G) A "Gross-up Payment" shall have the meaning given in paragraph 7.d. hereof.

                  (H) A "Major Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) the Board or the shareholders of NorthWestern
                  approve a merger or consolidation of NorthWestern with any corporation or other entity, other than (i) a merger or consolidation which would result in the individuals who prior to such merger or consolidation constitute the Board constituting at least two-thirds (2/3) of the board of directors of NorthWestern or the surviving or succeeding entity immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of NorthWestern (or similar transaction) in which no Person acquires more than 20% of the combined voting power of NorthWestern's then outstanding securities; or

                           (II) the Board or the shareholders of NorthWestern
                  approve a plan of complete liquidation of NorthWestern; or

                           (III) the Board or the shareholders of NorthWestern
                  approve an agreement or transaction (or series of agreements or transactions) for the sale or disposition by NorthWestern of all or substantially all of NorthWestern's assets (meaning assets representing thirty percent (30%) or more of the net tangible assets of NorthWestern or generating thirty percent (30%) or more of the operating income or operating cash flow of NorthWestern), other than a sale or disposition which would result in the individuals who prior to such sale or disposition constitute the Board constituting at least two-thirds (2/3) of the board of directors of the Person purchasing such assets immediately after such sale or disposition.

                  (I) "Normal Retirement Age" shall mean the earliest age at which Executive may commence Retirement and become entitled to an unreduced pension under the IRS qualified Pension Plan.

                  (J) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) NorthWestern, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of NorthWestern (so long as such employee benefit plan is not being utilized, directly or indirectly, to effect, assist or contribute to a Change in Control or Major Transaction), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of NorthWestern in substantially the same proportions as their ownership of shares of NorthWestern prior to the Change in Control or Major Transaction.

                  (K) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) NorthWestern enters into an agreement, the
                  consummation of which would result in the occurrence of a Change in Control;

                           (II) any Person publicly announces a solicitation of
                  proxies or a tender offer (within the meaning of the Exchange
                  Act) to seek control or acquire 20% or more of North Western's outstanding common stock, respectively;

                           (III) any Person who is or becomes the Beneficial
                  Owner, directly or indirectly, of securities of NorthWestern representing 10% or more of the combined voting power of NorthWestern's then outstanding securities, increases such Person's beneficial ownership of such securities by an additional 5% or more of such outstanding securities, unless such Person has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of NorthWestern or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common shares) and, within 10 business days of being requested by NorthWestern to advise it regarding the same (and Executive may cause NorthWestern to so request), certifies to NorthWestern that such Person acquired such securities of NorthWestern in excess of 14.9% inadvertently and who, together with its affiliates, shall promptly reduce its Beneficial Ownership below 15%; provided, however, that if the Person requested to so certify fails to do so within 10 business days, or amends such filing, publicly announces or otherwise manifests its intention to seek to control or influence the management or policies of NorthWestern, then such occurrence shall be deemed a Potential Change in Control; or

                           (IV) the Board adopts a resolution to the effect
                  that, for purposes of this Agreement, a Potential Change in Control has occurred.

                  (L) "Potential Major Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) NorthWestern enters into an agreement, the
                  consummation of which would result in the occurrence of a Major Transaction; or

                           (II) the Board adopts a resolution to the effect
                  that, for purposes of this Agreement, a Potential Major Transaction has occurred.

                  (M) "Retirement" shall be deemed the reason for the termination by NorthWestern or Executive of Executive's employment if such employment is terminated in accordance with NorthWestern's written mandatory retirement policy, if any, as in effect immediately prior to the Change in Control or Major Transaction (or deemed occurrence of such event), or in accordance with any retirement arrangement established with Executive's written consent with respect to Executive.

         8. ARBITRATION OF DISPUTES. Any disputes of any kind regarding this Agreement, including, but not limited to, its termination shall be subject to final and binding arbitration, to the extent permitted by law, pursuant to the Employment Dispute Resolution Rules and Regulations of the American Arbitration Association. Such disputes shall include, but are not limited to, claims for breach of contract (express or implied), tort claims, claims for discrimination, and claims for violation of any federal or state law or regulation. Any request for arbitration must be made in writing within 365 calendar days of the occurrence giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, or both, as applicable to the claim or claims asserted. The arbitration shall be final and binding upon all of the parities and shall be enforceable to the extent permitted by law. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and Executive (subject to the provisions of paragraph 7.f) shall be entitled to reimbursement of attorney fees if substantially successful on the merits.

Executive shall be entitled to seek specific performance of Executive's right to be paid any amounts payable under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         9. INDEMNIFICATION. NorthWestern shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, and in the manner therein provided, indemnify and hold harmless Executive, through the duration of all statutory periods during which any such claim may be brought or asserted, from and against any actual, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, to which Executive is or is threatened to be made a party by reason of the fact that he is or was a director, officer, employee or agent of NorthWestern, or is or was serving at the request of NorthWestern as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Expenses incurred by Executive in defending a civil, criminal, administrative, investigative or other action, suit or proceeding shall be paid by NorthWestern in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it is ultimately determined that NorthWestern is entitled to recover such expenses. The indemnification and advancement provisions set forth in this Agreement shall not be deemed exclusive but shall be cumulative with all other rights to indemnification or expense advancement to which Executive may be entitled, including his rights under paragraph 7.f. of this Agreement.

         10. MISCELLANEOUS.

         a. NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective on the date of delivery if delivered by hand (receipt requested), mailed by registered mail, return receipt requested, or delivered by nationally recognized overnight courier (regularly providing proof of delivery), to the recipient at the address indicated below:

         To Executive:

                  Daniel K. Newell


         To NorthWestern:

                  Corporate Secretary
                  NorthWestern Corporation
                  125 S. Dakota Ave.
                  Sioux Falls, SD 57104


or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

         b. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceablility will not affect any other provision or any other jurisdiction, and the parties shall endeavor in good faith negotiations to replace such invalid, illegal or unenforceable provision with one or more provisions that faithfully reflect the original economic intent of the parties as manifested in the invalid, illegal or unenforceable provision.

         c. ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. The schedules, appendices and agreements attached hereto or referenced herein are hereby incorporated by this reference into this Agreement and made a part hereof as though the terms thereof were fully set forth herein.

         d. COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

         e. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and NorthWestern, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder, and he may not assign any of his rights hereunder without the written consent of NorthWestern, which shall not be withheld unreasonably. In the event of Executive's death after termination of employment, his heirs, legal representative or other designated representative shall be entitled to all payments due him under this Agreement.

         f. ATTORNEYS' FEES. Except as expressly provided herein to the contrary (including, without limitation, paragraph 7.f.), if any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, Executive shall, if substantially successful on the merits, be entitled to recover reasonable legal and accounting fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

         g. AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

         h. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

         i. REFERENCES. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules, appendices and agreements attached hereto. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the other, and pronouns stated in the masculine, feminine or neuter gender shall include the others.

         11. EFFECTIVE DATE. Except as otherwise expressly provided, this Agreement shall be effective for the term referred to in paragraph 1.d. hereof.


NORTHWESTERN CORPORATION                    "EXECUTIVE"


By /s/ Merle D. Lewis                        /s/ Daniel K. Newell
   ----------------------------------        ----------------------------------
   Chairman & Chief Executive Officer        Daniel K. Newell

                                                                      SCHEDULE A
                                                                      ----------

SALARY. Executive shall receive for services to be rendered hereunder annual base compensation as follows:


         Year Ended February 28, 2002     $354,000

         Years Ended February 28,         Base compensation for the years ended
         2003-2005                        February 28, 2003, 2004 and 2005 shall
                                          be set within a range around the
                                          median of comparable companies as
                                          determined by  William M. Mercer
                                          Incorporated or other qualified
                                          consultant selected by the NOR Board
                                          Nominating and Compensation Committee
                                          (but not less than the base
                                          compensation for the year ended
                                          February 28, 2002).

                                                                      SCHEDULE B
                                                                      ----------

SHORT-TERM INCENTIVE PLANS. Executive shall be eligible to participate in the following Short-Term Incentive Plans of NorthWestern:

Short-Term Incentive                2001 Annual Incentive At Target Performance
--------------------                -------------------------------------------

NOR EPS                             $139,000 39.3% of base salary

NOR ST Performance Plan             $164,000 46.3% of base salary

                                                                      SCHEDULE C
                                                                      ----------

LONG-TERM EQUITY PLANS - Executive shall be eligible to participate in the following Long-Term Incentive Plans of NorthWestern:

NOR Stock Options                         2001 Grant of 44,500 shares Implied
                                          Face Amount of $321,000 (90.7% of base
                                          salary)

Other Long-Term Incentive                 2001 Incentive At Target Performance
-------------------------                 ------------------------------------
NOR LT Performance Plan                   $107,000        30.2% of base salary

PRIVATE EQUITY INCENTIVE PLANS. Executive shall participate in the Private Equity Incentive Plans for NorthWestern Growth Corporation and other entities as provided below. It is understood and agreed by NorthWestern and Executive that, subject to their mutual consent, Executive's participation in one or more of the private equity plans referred to above may be effected through equity ownership interests (or securities exercisable for, convertible into or exchangeable for such interests) in one or more private equity entities either now existing or to be formed by NorthWestern for such purposes.

Executive's member interest in NorthWestern Capital Partners, LLC (NCP), a Delaware limited liability company, through Executive's initial personal investment, entities Executive to receive the value allocated to his Targeted Capital Account (TCA) corresponding to the following components:

Executive's LLC Annual Appreciation element target for 2001 is set at $139,000 or 39.3% of base salary.


Component                          Mechanism/Investment Performance Criteria(1)                            Share Amount(2)(3)
---------                          -----------------------------------------                               ------------
ACQUISITION RETURN                 Credit to TCA of Share Amount of the appreciation                       (See attached table)
                                   in the Fair Market Value (FMV) realized from each
                                   acquisition, measured by multiplying the total transaction value; assumes meeting pro forma EBITDA
                                   performance for each transaction

ANNUAL APPRECIATION                Credit to TCA of Share Amount of
                                   annual appreciation in FMV in investment
                                   strategies attributable to the actual after
                                   tax return on invested capital (after hurdle
                                   rate), based on following schedule:

                                   6.5% - less than 10%
                                   10% - less than 13%
                                   13% or greater

EQUITY OWNERSHIP                   Credit to TCA of Share Amount of
                                   "improved equity value" of new Investment
                                   strategies attributable to actual gain in
                                   equity value (after hurdle rate ), based on
                                   following schedule (vesting 25% on each of
                                   the 2nd, 3rd, 4th and 5th anniversaries of
                                   the commencement of the particular strategy):

                                    Page 41

                                   6.5% - less than 10%
                                   10% - less than 13%
                                   13% or greater

----------
NOTE (1):        The Managing and Non-managing Members of NCP are parties
                 to that certain Limited Liability Company Agreement, dated as of September 30, 1999.

NOTE (2):        See attached Targeted Capital Account Summary, Schedule C.

NOTE (3):        All interests shall be determined without duplication for
                 other payments or interests held by Executive in any other private equity investment partnership, limited liability company or other entity sponsored by NorthWestern Corporation or its affiliates.

                                                                      SCHEDULE D
                                                                      ----------

PARTICIPATION IN BENEFIT PLANS - During the term hereof, Executive shall be entitled to participate in the plans and programs of NorthWestern available to employees of Executive's level as generally listed below (copies or summaries of the plans are incorporated by reference and are available to Executive upon request):

         o        Health Plans

         o        401(K) and Supplemental 401(K) Plan

         o        ESOP Plan

         o        Pension Plan (and related Supplemental Pension)

         o        Family Protector Plan

         o        Supplemental Income Security Plan

         o        Short-Term and Long-Term Disability Plans

         o        Standard Life Insurance Plan

         o        Standard Vacation Plan

         o        Standard Executive Reimbursement Program for Business Expenses

         o Association Dues, Automobile Allowance (including insurance, gas & maintenance costs), Country Club and Service Club Dues




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